INTEGRITY FUND SERVICES, LLC

TRANSFER AGENCY AGREEMENT ADDENDUM

ADDENDUM, effective commencing on June 1, 2011 between Integrity Fund Services, LLC (the "Transfer Agent") and Integrity Managed Portfolios (each a "Fund" or collectively, the "Funds").

In consideration of the action taken by the Board of Trustees of the Fund at its May 6, 2011 meeting, the Transfer Agency Agreement between the Fund and the Transfer Agent is hereby amended to replace the current fee schedule ("Schedule A") with the following revised fee schedule:

Transfer Agent Service Fee—Fund Size (Net Assets)			Percentage
$0	TO	$200,000,000	0.140%
200,000,001	TO	700,000,000	0.110%
700,000,001	TO	1,200,000,000	0.090%
1,200,000,001	and Larger		0.075%

1 Additional Share Class Base Fee ($500/mo.)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of June 1, 2011.

INTEGRITY MANAGED PORTFOLIOS

By: /s/ Shannon D. Radke
President

INTEGRITY FUND SERVICES, LLC

By: /s/ Shannon D. Radke
President